Exhibit 1.01
DEALER MANAGER AGREEMENT
September      , 2006
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities, Inc.
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010-3629
     Ladies and Gentlemen:
1.	The Exchange Offer and Consent Solicitation. The Hartford Financial Services Group, Inc., a Delaware corporation (the “The Hartford”), proposes to (a) make an offer to exchange (hereinafter referred to, together with any amendments, supplements or extensions thereof, as the “Exchange Offer”) its Senior Notes due 20 (the “New Securities”) and cash, for (i) all of the issued and outstanding 7.65% Debentures due 2027 (the “2027 Debentures”) and (ii) all of the issued and outstanding 7.375% Senior Notes due 2031 (the “2031 Senior Notes” and together with the 2027 Debentures, the “Existing Securities”) of Hartford Life, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Hartford Life”) and (b) solicit consents (the “Consent Solicitation”) from the holders of the Existing Securities to amend, with respect to the Existing Securities, the Senior Indenture, dated as of May 19, 1997 (the “HLI Indenture”), between Hartford Life and Citibank, N.A., as trustee, pursuant to which the Existing Securities were issued, in order to make the reporting requirement thereunder no longer applicable with respect to the Existing Securities, on the terms and subject to the conditions set forth in the Exchange Offer Material (as hereinafter defined) as the same may be amended or supplemented from time to time.

2.	Appointment as Dealer Managers. The Hartford hereby appoints you as Dealer Managers (the “Dealer Managers”) and authorizes you to act as such in connection with the Exchange Offer and Consent Solicitation. On the basis of the representations, warranties and covenants of The Hartford contained herein, you agree, in accordance with your customary practice, to perform those services in connection with the Exchange Offer and Consent Solicitation as are customarily performed by investment banks in connection with exchange offers of a like nature, including, but not limited to, using reasonable best efforts to solicit tenders of Existing Securities pursuant to the Exchange Offer and consents to the specified amendment relating to the Existing Securities pursuant to the Consent Solicitation and communicating generally regarding the Exchange Offer and Consent Solicitation with brokers, dealers, commercial banks and trust companies and other holders of Existing Securities. In such capacity, you shall act as independent contractors, and each of your duties arising out of your engagement pursuant to this Agreement shall be owed solely to The Hartford. As Dealer Managers, you agree to advise The Hartford with respect to the terms and conditions of the Exchange Offer and to assist The Hartford in the solicitation of the tenders of the Existing Notes and deliveries of consents. You agree to act and to perform your services in accordance with all applicable laws, rules and regulations.

The Hartford further authorizes you to communicate with the Depositary Trust Company, in its capacity as depositary (the “Depositary”), with Global Bondholder Services Corporation, as information agent and as exchange agent (in such capacities the “Information Agent” and the “Exchange Agent”), with respect to matters relating to the Exchange Offer and Consent Solicitation.

The Hartford has instructed the Depositary to advise you at least daily as to the number of Existing Securities which have been tendered pursuant to the Exchange Offer and Consent Solicitation and as to such other matters in connection with the Exchange Offer and Consent Solicitation as you may request. The Dealer Managers agree to advise The Hartford upon request as to the number of Existing Securities which have been tendered pursuant to the Exchange Offer and Consent Solicitation and as to such other matters as The Hartford may request.

3.	No Liability for Acts of Brokers, Dealers, Banks and Trust Companies. Neither you nor any of your affiliates shall have any liability to The Hartford or any other person for any losses, claims, damages, liabilities and expenses (each, a “Loss” and collectively, the “Losses”) arising from any act or omission on the part of any broker or dealer in securities (a “Dealer”), bank or trust company, or any other person (other than you, your affiliates, partners, directors, officers, agents, employees or controlling persons), and none of you or any of your affiliates, partners, directors, officers, agents, employees or controlling persons shall be liable for any Losses arising from your own acts or omissions in performing your obligations as Dealer Managers except for any such Losses which are finally judicially determined to have resulted primarily from your bad faith, willful misconduct or gross negligence. In soliciting or obtaining tenders, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of The Hartford or any of their affiliates, and you, as Dealer Managers, are not to be deemed the agents of any Dealer, bank or trust company or the agent or fiduciary of The Hartford or any of its affiliates, security holders, creditors or of any other person. In soliciting or obtaining tenders, you shall not be and shall not be deemed for any purpose to act as a partner or joint venturer of or a member of a syndicate or group with The Hartford or any of its affiliates in connection with the Exchange Offer and Consent Solicitation, any acceptance of the Existing Securities, or otherwise, and none of The Hartford or any of its affiliates shall be deemed to act as your agent. The Hartford shall have sole authority for the acceptance or rejection of any and all tenders.

4.	The Exchange Offer Material and Withdrawal Rights. The Hartford agrees to furnish you, at its expense, with as many copies as you may reasonably request of (i) the Registration Statement of The Hartford (File No. 333-135608) (the “Registration Statement”) and the Prospectus dated contained within the Registration Statement filed with the Commission in connection with the Exchange Offer and Consent Solicitation and all documents incorporated therein by reference including each document filed with the Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder (collectively, the “Exchange Act”), pertaining to any of the Exchange Offer and Consent Solicitation or The Hartford during the term of this Agreement and (ii) each appendix, attachment, modification, amendment or supplement to any of the foregoing, including but not limited to each related letter of transmittal (collectively, the “Supplementary Material”) (each of (i) and (ii) together with each document incorporated by reference into any of the foregoing, the “Exchange Offer Material”). The Exchange Offer Material has been or will be prepared and approved by, and is the sole responsibility of, The Hartford, except for information furnished by the Dealer Managers to The Hartford for inclusion therein (the “Dealer Manager Information”). The parties hereto agree that the Dealer Manager Information consists solely of the name, address, fax and telephone numbers of each of the Dealer Managers set forth on the back covers of the Prospectus and the related Letter of Transmittal. At the commencement of the Exchange Offer and Consent Solicitation, The Hartford shall cause timely to be delivered, to each registered holder of any Existing Securities legally or contractually entitled thereto, the Exchange Offer Material and any other offering materials prepared expressly for use by holders of Existing Securities tendering in the Exchange Offer and Consent Solicitation, together with a return envelope. Thereafter, to the extent practicable, until the expiration of the Exchange Offer and Consent Solicitation, The Hartford shall use its reasonable best efforts to cause copies of such materials and a return envelope to be mailed to each person who becomes a holder of any applicable Existing Securities.

The Hartford acknowledges and agrees that you may use the Exchange Offer Material as specified herein without assuming any responsibility for independent investigation or verification on your part and The Hartford represents and warrants to you that you may rely on the accuracy and adequacy of any information delivered to you by or on behalf of The Hartford without assuming any responsibility for independent verification of such information or without performing or receiving any appraisal or evaluation of The Hartford’s assets or liabilities.
You hereby agree, as Dealer Managers, that you will not disseminate any written material for or in connection with the solicitation of tenders of Existing Securities or consents to amend the HLI Indenture pursuant to the Exchange Offer and Consent Solicitation other than the Exchange Offer Material.

The Hartford agrees that no Exchange Offer Material will be used in connection with the Exchange Offer and Consent Solicitation or the transactions contemplated thereby or filed with the Commission or any other federal, state, local or foreign governmental or regulatory authorities or any court (each an “Other Agency” and collectively, the “Other Agencies”) with respect to the Exchange Offer and Consent Solicitation or the transactions contemplated thereby without first obtaining your prior approval (which approval shall not be unreasonably withheld). In the event that The Hartford (a) uses or permits the use of any Exchange Offer Material in connection with the Exchange Offer and Consent Solicitation or file any such material with the Commission or any Other Agency without your prior approval or (b) shall have breached any of its representations, warranties, agreements or covenants herein, then each of you shall be entitled, within 5 days of informing The Hartford of any such breach, to withdraw as Dealer Manager in connection with the Exchange Offer and Consent Solicitation without any liability or penalty to you or any Indemnified Person (as hereinafter defined) for such withdrawal, and without loss of any right to the indemnification provided in Section 11 hereof, the payment of all fees and expenses payable under this Agreement which have accrued to the date of such withdrawal or would otherwise be due to you on such date, or the benefit of any other provisions surviving such withdrawal pursuant to Section 14 hereof. If you withdraw as Dealer Manager, the fees accrued and reimbursement for your reasonable expenses through the date of such withdrawal shall be paid to you on or promptly after such date.

5.	Compensation. The Hartford agrees to pay to you, as compensation for your services as Dealer Managers in connection with the Exchange Offer and Consent Solicitation, $4.00 per $1,000 principal amount of Existing Securities accepted pursuant to the Exchange Offer and Consent Solicitation, payable concurrently with the payment of the consideration due to holders of Existing Securities pursuant to the Exchange Offer and Consent Solicitation. The Hartford agrees to reimburse the reasonable out-of-pocket expenses of the Dealer Managers incurred in connection with the Exchange Offer and Consent Solicitation (including, without limitation, the reasonable out-of-pocket legal fees and expenses of the Dealer Managers’ counsel in connection with the Exchange Offer and Consent Solicitation).

6.	Expenses of Dealer Managers and Others. In addition to your compensation for your services hereunder pursuant to Section 5 hereof, The Hartford agrees to pay directly, or reimburse you, as the case may be, for (a) all fees and expenses incurred by you relating to the preparation, printing, filing, mailing and publishing of all Exchange Offer Material, (b) all fees and expenses of the Depositary, the Information Agent, the Exchange Agent or other persons rendering services in connection with the Exchange Offer and Consent Solicitation, (c) all advertising charges in connection with the Exchange Offer and Consent Solicitation or the transactions contemplated thereby, including those of any public relations firm or other person or entity rendering services in connection therewith, (d) all fees, if any, payable to Dealers (including you), and banks and trust companies as reimbursement for their customary mailing and handling expenses incurred in forwarding the Exchange Offer Material to their customers, (e) all fees and expenses payable in connection with the registration or qualification of the New Securities under state securities or “blue sky” laws, (f) all fees and expenses incurred in connection with the listing on the New York Stock Exchange of the New Securities, and (g) all other fees and expenses incurred by you in connection with the Exchange Offer and Consent Solicitation or the transactions contemplated thereby or otherwise in connection with the performance of your services hereunder (including reasonable fees and disbursements of your legal counsel). All payments to be made by The Hartford pursuant to this Section 6 shall be made promptly against delivery to The Hartford of statements therefor. The Hartford shall be liable for the foregoing payments whether or not the Exchange Offer and Consent Solicitation or the transactions contemplated thereby are commenced, withdrawn, terminated or cancelled prior to the acceptance of any Existing Securities or whether The Hartford or any of their subsidiaries or affiliates acquires any Existing Securities pursuant to the Exchange Offer or whether you withdraw pursuant to Section 4 hereof.

7.	Bondholder Lists. The Hartford will cause the Depositary to provide you with cards or lists or other records in such form as you may reasonably request showing the names and addresses of, and the number of Existing Securities held by, the DTC Participant holders of Existing Securities as of a recent date and to advise you from day to day during the period of the Exchange Offer and Consent Solicitation as to any transfers among DTC participants of Existing Securities.

8.	Additional Obligations of The Hartford. a) The Hartford will furnish to you, without charge, three signed copies of the registration statement relating to the Exchange Offer and Consent Solicitation (the “Registration Statement”) and any post-effective amendments thereto, including all of the documents incorporated by reference therein and all financial statements and schedules.
b)	The Hartford will use their best efforts to cause the Registration Statement and any post-effective amendments thereto to become effective as promptly as practicable. The Hartford will prepare and file, as required, any and all necessary amendments or supplements to any of the Exchange Offer Material, will promptly furnish to you true and complete copies of each such amendment and supplement within a reasonable period of time prior to the filing thereof and will use their reasonable best efforts to cause the same to become effective as promptly as practicable.

c)	The Hartford shall advise you promptly of (i) the time when the Registration Statement has become effective and when any post-effective amendment thereto becomes effective, (ii) the occurrence of any event which could cause The Hartford to withdraw, rescind, terminate or modify the Exchange Offer and Consent Solicitation or would permit The Hartford to exercise any right not to accept Existing Securities tendered under the Exchange Offer or otherwise not consummate the Exchange Offer, (iii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which it believes would require the making of any change in any of the Exchange Offer Material then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (iv) any proposal or requirement to make, amend or supplement any filing required by the Securities Act, the Exchange Act or “blue sky” or other state securities laws in connection with the Exchange Offer and Consent Solicitation or to make any filing in connection with the Exchange Offer and Consent Solicitation pursuant to any other applicable law, rule or regulation, (v) the issuance by the Commission or any Other Agency of any comment or order or the taking of any other action concerning the Exchange Offer and Consent Solicitation (and, if in writing, will furnish you with a copy thereof), (vi) any material developments in connection with the Exchange Offer and Consent Solicitation, including, without limitation, the commencement of any lawsuit concerning the Exchange Offer and Consent Solicitation and (vii) any other information relating to the Exchange Offer and Consent Solicitation, the Exchange Offer Material or this Agreement which you may from time to time reasonably request. If at any time the Commission shall issue any order suspending the effectiveness of the Registration Statement or any state securities commission or other regulatory authority shall issue an order suspending the qualification of the New Securities under state securities or “blue sky” laws, The Hartford shall make every reasonable effort to obtain the withdrawal of such order at the earliest practicable time.

d)	Prior to the issuance of the New Securities, The Hartford shall obtain the registration or qualification thereof under the securities or “blue sky” laws of such jurisdictions as may be required for the consummation of the Exchange Offer and Consent Solicitation and shall furnish you with preliminary and final forms of “blue sky” memoranda evidencing such registration and qualification.
e)	The Hartford will fully comply in a timely manner with the applicable provisions of Rule 424 under the Securities Act.

f)	The Hartford agrees to make generally available to its security holders as soon as practicable an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”) covering a twelve month period beginning not later than the first day of The Hartford’s fiscal quarter next following the effective date of the Registration Statement.
9.	Additional Representations, Warranties and Covenants of The Hartford. The Hartford represents and warrants to you that:
a)	The Hartford and each subsidiary of The Hartford which meets the definition of a significant subsidiary as defined in Regulation S-X (collectively referred to herein as the “Significant Subsidiaries” and individually as a “Significant Subsidiary”) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to own its properties and conduct its business; and to The Hartford’s knowledge, all of the issued shares of capital stock of each Significant Subsidiary are owned directly, or indirectly through wholly-owned subsidiaries, by The Hartford, free and clear of all material liens, encumbrances, equities or claims.

b)	(i) The Hartford has full corporate power and authority to take and has duly taken all necessary corporate action to authorize (A) the Exchange Offer and Consent Solicitation, (B) the exchange by The Hartford of New Securities for Existing Securities pursuant to the Exchange Offer, (C) the consummation of the other transactions contemplated thereby and (D) the execution, delivery and performance of this Agreement, (ii) this Agreement has been duly authorized, executed and delivered on behalf of The Hartford.

c)	The Exchange Offer and Consent Solicitation and the Exchange Offer Material comply or will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Trust Indenture Act of 1939 (the “TIA”) and with all applicable rules or regulations of the Commission; and none of the Exchange Offer Material (including, without limitation, any documents incorporated by reference in such Exchange Offer Material) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation is made with respect to any statements contained in, or any matter omitted from, the Exchange Offer Material in reliance upon and in conformity with information furnished or confirmed in writing by you to The Hartford expressly for use therein.

d)	The Exchange Offer, the issuance of the New Securities, the exchange of New Securities for Existing Securities pursuant to the Exchange Offer, the consummation of the other transactions contemplated by this Agreement, the Exchange Offer or the Exchange Offer Material, and the

execution, delivery and performance of this Agreement by The Hartford comply and will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act.
e)	The Exchange Offer, the issuance of the New Securities, the exchange of New Securities for Existing Securities pursuant to the Exchange Offer, the consummation of the other transactions contemplated by this Agreement, the Exchange Offer or the Exchange Offer Material, and the execution, delivery and performance of this Agreement by The Hartford do not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, and will not conflict with or result in, a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which The Hartford is a party or by which The Hartford is bound or to which any of the property or assets of The Hartford is subject, except for such breaches, conflicts, violations or defaults which would not have, individually or in the aggregate with such other breaches, conflicts, violations and defaults, a material adverse effect on the financial position, stockholders’ equity or results of operations of The Hartford and its subsidiaries, considered as a whole, and which will not affect the validity, performance or consummation of the transactions contemplated by the Exchange Offer Material, and do not result and will not result in any violation of the provisions of the Certificate of Incorporation or By laws of the Company or any statute, rule or regulation, or any order or decree of any court or regulatory authority or other governmental agency or body having jurisdiction over The Hartford or any of its properties; and no consent, approval, authorization, license, order, registration or qualification of or with any such court, regulatory authority or other governmental agency or body is required for the execution, delivery and performance of this Agreement by The Hartford, the making or consummation by The Hartford of the Exchange Offer, the issuance of the New Securities, the exchange of New Securities for Existing Securities pursuant to the Exchange Offer or the consummation of the other transactions contemplated by this Agreement, the Exchange Offer or the Exchange Offer Material, except those which have been, or will have been prior to the date of the first issuance of the New Securities pursuant to the Exchange Offer and Consent Solicitation obtained under the Securities Act and the Exchange Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state or foreign securities or state insurance securities laws in connection with the exchange of New Securities for Existing Securities pursuant to the Exchange Offer, and except for such consents, approvals, authorizations, licenses, orders, registrations or qualifications which the failure to make, obtain or comply with would not have, individually or in the aggregate with such other failures, a material adverse effect on the financial position, stockholders’ equity or results of operations of The

Hartford and its subsidiaries, considered as a whole, and which will not affect the validity, performance or consummation of the transactions contemplated by the Exchange Offer Material.

f)	The Registration Statement has been declared effective by the Commission, and no stop order preventing or suspending the use of the Registration Statement or the Exchange Offer Material has been issued and no proceeding for that purpose or pursuant to Section 8A of the Securities Act has been initiated or threatened by the Commission.

g)	Except as disclosed in or contemplated by the Exchange Offer Material, there has not been any material adverse change in, or any adverse development which materially affects, the business, properties, financial condition or results of operations of The Hartford and its subsidiaries taken as a whole from the dates as of which information is given in the Exchange Offer Material.

h)	Except as described in the Exchange Offer Material, there is no action, suit or proceeding pending, nor to the knowledge of The Hartford, is there any action, suit or proceeding threatened, which might reasonably be expected to result in a material adverse change in the financial condition, results of operations or business of The Hartford and its subsidiaries considered as a whole or which is required to be disclosed in the Exchange Offer Material.

i)	The Hartford’s authorized share capital is as set forth in the Exchange Offer Material, and all of the issued shares of capital stock of The Hartford have been duly and validly authorized and issued and are fully paid and non assessable.

j)	At the time the New Securities are issued upon consummation of the Exchange Offer, the New Securities will have been duly and validly authorized, executed and delivered by the Company and, assuming the New Securities have been duly authenticated by the Trustee in accordance with the provisions of the Indenture (as defined below), constitute valid and legally binding obligations of The Hartford, enforceable against The Hartford in accordance with their terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in law or equity); and the New Securities will be entitled to the benefits of the Indenture and will conform in all material respects to the descriptions thereof in the Exchange Offer Material.

k)	The Senior Indenture, dated as of March 9, 2004, by and between The Hartford and JPMorgan Chase Bank, as indenture trustee (including any provisions of the TIA that are deemed incorporated therein) (as amended and supplemented, the “Indenture”) pursuant to which the New Securities will be issued, has been duly authorized and executed by, and is the legal, valid and binding obligation of The Hartford, enforceable against The Hartford in accordance with its terms (except as enforcement thereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity), and conforms in all material respects to the description thereof in the Exchange Offer Material. The Indenture is duly qualified under the Trust Indenture Act.

l)	The financial statements included or incorporated by reference in the Exchange Offer Material present fairly in all material respects the financial position of The Hartford and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the Exchange Offer Material, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis; any schedules included in the Exchange Offer Material present fairly the information required to be stated therein.

m)	Each of the New Securities and the Existing Securities conforms in all material respects to the descriptions thereof contained in the Exchange Offer Material.

n)	The Hartford is not, and will not be upon consummation of the Exchange Offer and Consent Solicitation, required to register as an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission thereunder.

o)	Each of the representations and warranties contained in this Agreement will continue to be true and correct at the commencement of, on the Early Consent Date and upon the consummation of the Exchange Offer and Consent Solicitation.
10.	Conditions to Obligations of the Dealer Managers. Your obligation to render services pursuant to this Agreement shall at all times be subject, in your discretion, to the following conditions:
a)	The Hartford at all times shall have performed in all material respects all of its obligations hereunder theretofore to be performed.

b)	All representations and warranties of The Hartford contained in this Agreement, except those made as of a specified time, are now, and shall be, at the commencement of the Exchange Offer and Consent Solicitation, on the Early Consent Date and upon the consummation of the Exchange Offer and Consent Solicitation, true and correct in all material respects.

c)	You shall have received opinions, addressed to you and dated the date of the first issuance of the New Securities for Existing Securities pursuant to the Exchange Offer, of Neal S. Wolin, Executive Vice President and General Counsel of The Hartford, and Debevoise & Plimpton, LLP, special counsel to The Hartford, in form and substance reasonably satisfactory to you addressing such matters as are set forth in Exhibits A-1 and A-2, respectively.

d)	You shall have received an opinion, addressed to you and dated the date of the first issuance of the New Securities for Existing Securities pursuant to the Exchange Offer, of Davis Polk & Wardwell, special counsel to the Dealer Managers, in form and substance reasonably satisfactory to you.

e)	You shall have received a letter, satisfactory in form to you and your counsel, dated the Early Consent Date (and reaffirmed and agreed upon the consummation thereof) and addressed to you, of Deloitte & Touche LLP, independent certified public accountants for The Hartford, containing statements and information of the type ordinarily included in accountants’ comfort letters with respect to the financial statements and certain financial information contained in the Exchange Offer Material.

f)	It shall not have become unlawful under any law or regulation, Federal, state or local, for you to render services pursuant to this Agreement, or to continue so to act, as the case may be.

g)	The New Securities shall have been approved for listing on the New York Stock Exchange upon notice of issuance.
11.	Indemnification. a)The Hartford, agrees to hold harmless and indemnify each Dealer Manager (including any affiliated companies) and any officer, director, member, partner, employee or agent of you or any of such affiliated companies and any entity or person controlling (within the meaning of Section 20(a) of the Exchange Act) you, including any affiliated companies (collectively, the “Indemnified Persons”), from and against any and all Losses whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation or proceeding, commenced or threatened, or any claims whatsoever whether or not resulting in any liability) (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Exchange Offer Material or in any other material used by The Hartford, or authorized by The Hartford for use in connection with the Exchange Offer and Consent Solicitation or the transactions contemplated thereby, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) arising out of or based upon the commencement of, or any withdrawal or termination by The Hartford of, or failure by The Hartford to make or consummate, the Exchange Offer and Consent Solicitation or the transactions contemplated thereby or any other failure to comply with the terms and conditions specified in the Exchange Offer Material, (iii) arising out of the breach or alleged breach by The Hartford of any representation, warranty or covenant set forth in this Agreement, (iv) arising out of, relating to or in connection with any other action taken or omitted to be taken by an Indemnified Person or (v) otherwise arising out of, relating to or in connection with the Exchange Offer and Consent Solicitation, the other transactions described in the Exchange Offer Material or your services as Dealer Managers hereunder; provided, however, that The Hartford shall not be liable in any such case to the extent that any such Loss arises or is based upon an untrue statement or omission or alleged untrue statement or alleged omission made in reliance upon and in conformity with Dealer Management Information. The Hartford shall not, however, be responsible for any Loss pursuant to clauses (iv) or (v) of the preceding sentence of this Section 11 which has been finally judicially determined to have resulted primarily from the bad faith, willful misconduct or gross negligence on the part of any Indemnified Person, other than any Loss arising out of or resulting from actions performed or omitted to be performed at the request of, with the consent of, or in conformity with actions taken or omitted to be taken by, The Hartford.
b)	Each of The Hartford and you agree that if any indemnification sought by any Indemnified Person pursuant to this Section 11 is unavailable for any reason or insufficient to hold you harmless, then The Hartford and you shall contribute to the Losses for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by The Hartford, on the one hand, and actually received by you, on the other hand, in connection with the transactions contemplated by this Agreement or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of The Hartford, on the one hand, and you, on the other hand, as well as any other equitable considerations, subject to the limitation that in any event the aggregate contribution by you to all Losses with respect to which contribution is available hereunder shall not exceed the fees actually received by you in connection with your engagement hereunder (excluding any amounts paid as reimbursement of expenses). It is hereby agreed that the relative benefits to The Hartford, on the one hand, and you, on the other hand, with respect to the Exchange Offer and Consent Solicitation and the transactions contemplated thereby shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid to holders of Existing Securities pursuant to the Exchange Offer and Consent Solicitation and the transactions contemplated thereby (whether or not the Exchange Offer or such transactions are consummated) bears to (ii) the fees actually received by you from The Hartford in connection with your engagement hereunder (excluding any amounts paid as reimbursement of expenses). The relative fault of The Hartford, on the one hand, and of you and other Indemnified Persons, on the other hand, (x) in the case of an untrue or alleged untrue statement of a material fact, shall be determined by reference to, among other things, whether such action or omission relates to information supplied by The Hartford or by you or the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (y) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted by The Hartford or by you and the parties’ relative intent, knowledge, access to information and opportunity to prevent such action or omission.

c)	The Hartford also agrees to reimburse each Indemnified Person for all expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for, defending or providing evidence (including appearing as a witness) with respect to any action, claim, investigation, inquiry, arbitration or other proceeding referred to in this Section 11 or enforcing this Agreement, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

d)	The Hartford agrees that it will not, without your prior written consent, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not you, any other Indemnified Person or The Hartford is an actual or potential party), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person.

e)	The foregoing rights to indemnity and contribution shall apply whether or not the Indemnified Person is a formal party to such litigation or proceeding and shall be in addition to any other right which you and the other Indemnified Persons may have against The Hartford at common law or otherwise.
12.	Reference to Dealer Managers. The Hartford agrees that any reference to you or your affiliates in any Exchange Offer Material, or any other release, publication or communication to any party outside The Hartford, is subject to your prior approval. If any of you resign or are terminated prior to the dissemination of any Exchange Offer Material or any other release or communication, no reference shall be made therein to you without your prior written permission.

13.	Access to Information. In connection with your activities hereunder, The Hartford agrees to furnish you and your counsel with all information concerning The Hartford that you reasonably deem appropriate and agree to provide you with reasonable access to The Hartford’s officers, directors, accountants, counsel, consultants and other appropriate agents and representatives, it being understood that you will be entitled to rely upon such information supplied by The Hartford and such persons without assuming any responsibility for independent investigation or verification thereof.

14.	Termination. This Agreement shall terminate upon the expiration, termination or withdrawal of the Exchange Offer and Consent Solicitation or upon withdrawal by each of you as Dealer Manager pursuant to Section 4 hereof, it being understood that Sections 3, 6, 7, 9, 14, 16, 19, 20, 21, 22 and 23 hereof shall survive any termination of this Agreement. In addition, you shall have the right to terminate this Agreement if the opinions of counsel specified in Section 10 hereof are not received by you at the time specified upon request.

15.	Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:
a)	if to you:
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010-3629
Telecopy No.: (212) 325-8278

Attention: Conrad Rubin
with a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Telecopy No.: (212) 450-4800

Attention: Ethan T. James
b)	if to The Hartford:
The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut 06115-1900
Telecopy No.: (860) 547-5714
Attention: General Counsel
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telecopy No.: (212) 909-6836

Attention: Alan H. Paley
16.	Consent to Jurisdiction; Service of Process. The Hartford hereby (a) submits to the jurisdiction of any New York State or Federal court sitting in the City of New York with respect to any actions and proceedings arising out of or relating to this Agreement, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in such New York State or Federal court, (c) waives the defense of an inconvenient forum, (d) agrees not to commence any action or proceeding relating to this Agreement other than in a New York State or Federal court sitting in the City of New York and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.	Absence of Fiduciary Relationship. The Hartford acknowledges and agrees that:
a)	You have been retained pursuant to this Agreement solely to act as Dealer Managers in connection with the Exchange Offer and Consent Solicitation and that no fiduciary, advisory or agency relationship exists between you, on the one hand, and The Hartford, on the other hand, has been created in respect of this Agreement, irrespective of whether you have advised or are advising The Hartford on other matters;

b)	The Hartford has been advised that you and your affiliates are engaged in a broad range of transactions which may involve interests that differ from those of The Hartford and that you have no obligation pursuant to this Agreement to disclose such interests and transactions to The Hartford by virtue of any fiduciary, advisory or agency relationship; and

c)	The Hartford waives, to the fullest extent permitted by law, any claims it may have against you pursuant to this Agreement for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that you shall have no liability (whether direct or indirect) to The Hartford in respect of such a fiduciary duty claim on behalf of or in right of The Hartford, including stockholders, employees or creditors of The Hartford.
18.	Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

19.	Amendment. This Agreement may not be amended except in writing signed by each party to be bound thereby.

20.	Governing Law. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN.

21.	Waiver of Jury Trial. EACH COMPANY HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE EXCHANGE OFFER AND CONSENT SOLICITATION).

22.	Counterparts; Severability. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

23.	Parties in Interest. This Agreement, including rights to indemnity and contribution hereunder, shall be binding upon and inure solely to the benefit of each party hereto, the Indemnified Persons and their respective successors, heirs and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

24.	Tombstone. The Hartford acknowledges that you may at your expense, with The Hartford’s prior written consent (which consent shall not be unreasonably withheld), place an announcement in such newspapers and periodicals as you may choose, stating that you have acted or are acting as Dealer Managers and financial advisors to The Hartford in connection with the Exchange Offer and Consent Solicitation and the transactions contemplated thereby. Notwithstanding any provision herein to the contrary, it is expressly understood that expenses incurred in respect of the “Notice of Offer to Exchange” to be published in The Wall Street Journal, The New York Times or any other publication in connection with the Exchange Offer and Consent Solicitation shall be borne by The Hartford.
Please indicate your willingness to act as Dealer Managers and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement so signed, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours,

THE HARTFORD FINANCIAL SERVICES
GROUP, INC.

By:

Name:
Title:

Accepted as of the date first above written:
CREDIT SUISSE SECURITIES (USA) LLC

By:

Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By:

Name:
Title:

DEUTSCHE BANK SECURITIES, INC.

By:

Name:
Title:

Exhibit A-1
Matters to be Addressed in the Opinion of Neal S. Wolin
Neal S. Wolin, Esq., Executive Vice President and General Counsel of The Hartford, shall have furnished to you his written opinion, dated the date of the first issuance of the New Securities pursuant to the Exchange Offer and Consent Solicitation, in form and substance satisfactory to you, to the effect that:
1.	The Hartford is validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and conduct its business as described in the Prospectus.

2.	The Hartford has full corporate power and authority to take and has duly taken all necessary corporate action to authorize (A) the Exchange Offer and Consent Solicitation, (B) the issuance of New Securities, and (C) the exchange by The Hartford of New Securities for Existing Securities pursuant to the Exchange Offer. This Agreement has been duly authorized, executed and delivered by or on behalf of The Hartford.

3.	The Exchange Offer, the issuance of the New Securities, the exchange by The Hartford of New Securities for Existing Securities pursuant to the Exchange Offer, the Consent Solicitation and the execution, delivery and performance of this Agreement by The Hartford, will not (i) result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to me to which The Hartford is a party or by which The Hartford is bound or to which any of the property or assets of The Hartford is subject, or (ii) result in any violation of the provisions of (A) the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of The Hartford, or (B) any statute or any order, rule or regulation known to me of any court or governmental agency or body having jurisdiction over the Company or any of its properties; except, in the case of clauses (i) and (ii)(B), for such violations that would not have a material adverse effect on the financial condition, results of operations or business of The Hartford and its subsidiaries, considered as a whole (a “Material Adverse Effect”); provided that I express no opinion in this paragraph (3) with respect to state securities laws or the antifraud provisions of the United States Federal securities laws.

4.	No consent or authorization of, approval by, notice to or filing with any court or governmental authority is required to be obtained or made on or prior to the date hereof by The Hartford with respect to the making or consummation of the Exchange Offer or the Consent Solicitation or the offer, issuance, delivery or exchange of the New Securities pursuant to the Exchange Offer, except for any consents, authorizations, approvals, notices and filings that have been obtained or made and are in full force and effect and those consents, authorizations, approvals, notices and filings that individually or in the aggregate, if not made, obtained or done would not materially and adversely affect the ability of The Hartford to execute, deliver and perform this Agreement or to commence and consummate the Exchange Offer in accordance with its terms; provided that I express no opinion in this paragraph (4) with respect to state securities laws or the antifraud provisions of the United States Federal securities laws.

5.	Except as described or incorporated by reference in the Exchange Offer Material, there is no action, suit or proceeding pending, nor, to the best of my knowledge, is there any action, suit or proceeding threatened against The Hartford that (a) might reasonably be expected to have a Material Adverse Effect or which is reasonably likely to materially and adversely affect the consummation of any of the

A-1-1

transactions contemplated by this Agreement, or (b) is required to be disclosed in the Exchange Offer Material.

6.	All of the issued shares of capital stock of The Hartford have been duly authorized and validly issued and are fully paid and non-assessable.
In rendering the opinion set forth in paragraph (6), I have assumed that the consideration required by the resolutions of the board of directors of The Hartford authorizing the issuance of all of the issued shares of capital stock of The Hartford has been received in full by The Hartford.
The opinions set forth in paragraphs (3) and (4) as to the performance by The Hartford of its obligations in accordance with the making or consummation of the Exchange Offer or Consent Solicitation, the effectiveness of the Registration Statement or the offer, issuance, delivery or exchange of the New Securities pursuant to the Exchange Offer are based solely upon the facts and circumstances as they exist on the date hereof and are rendered as if The Hartford had performed such obligations on the date hereof.
I am a member of the bar of the State of Connecticut and I do not hold myself out as conversant with, or express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of Connecticut, the DGCL and the Federal laws of the United States of America.
The opinions expressed herein are solely for your benefit and, without my prior written consent, neither my opinions nor this opinion letter may be disclosed to or relied upon by any other person. This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of facts, circumstances, changes of law, or other events or developments that hereafter may occur or be brought to my attention and that may alter or modify the opinions expressed herein.
In rendering such opinion, such counsel may state that he expresses no opinion as to the laws of any jurisdiction outside the United States and in respect of matters of fact such counsel may rely upon certificates of officers of the Company and its subsidiaries; provided that such counsel shall state he believes that both you and he are justified in relying upon such certificates and copies of such certificates are made available to you.
In addition, Mr. Wolin shall provide a separate letter stating that, based upon specified participation of such counsel in connection with the preparation of such documents:
(1) Each of The Hartford’s Annual Report on Form 10-K for the year ended December 31, 2005, The Hartford’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, The Hartford’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 and each other document filed by The Hartford under the Exchange Act with the Commission since the filing of such Annual Report on Form 10-K and incorporated by reference in the Exchange Offer Material, in each case when such document was filed with the Commission, appeared to me on its face to be appropriately responsive in all material respects to the requirements as to form of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and nothing has come to my attention that has caused me to believe that any such document, as of the date it was filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such document was filed not misleading; except that in each case I express no belief as to (1) the financial statements, the related notes and schedules, and other financial information contained in any such document or (2) Regulation S-T.

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(2) Each of the Registration Statement, at the time it became effective, and the Prospectus, as of its date, appeared to me on its face to be appropriately responsive in all material respects to the requirements as to form of the 1933 Act and the applicable rules and regulations of the Commission thereunder, insofar as relevant to the Exchange Offer, and nothing has come to my attention that has caused me to believe (a) that (i) the Registration Statement and any post-effective amendment thereto, as of the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the Supplementary Material, as of the Early Consent Date and as of the date of this letter, contained or contains any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) the Prospectus, as of the Early Consent Date and as of the date of this letter, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (b) that any amendment to the Registration Statement required to be filed or any contract or document of a character required to be filed as an exhibit to the Registration Statement or required to be described in the Registration Statement are not so filed or described as required; except that in each case I express no belief as to (x) the financial statements, the related notes and schedules, and other financial information contained in the Registration Statement, the Exchange Offer Material or the Prospectus, (y) the statement of eligibility of the Trustee under the Indenture, or (z) Regulation S-T.
It is understood that such counsel may state that he has not independently verified factual statements in the Registration Statement, the Exchange Offer Material or the Prospectus.

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Exhibit A-2
Matters to be Addressed in the Opinion of Debevoise & Plimpton LLP
1.	The Hartford Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended. The Hartford Indenture has been duly authorized, executed and delivered by the Company and, assuming the Hartford Indenture has been duly authorized, executed and delivered by the Trustee, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in law or equity).

2.	The statements made in the Prospectus under the captions “Description of HFSG Notes” and “Description of Differences Between the HLI Notes and HFSG Notes”, insofar as such statements purport to summarize certain provisions in the Indenture, the New Securities, the Existing Securities or legal matters referred to therein, are accurate in all material respects.

3.	The discussion under the caption “Certain Material United States Federal Income Tax Consequences” in the Prospectus, insofar as such discussion purports to summarize certain United States federal income tax consequences of the exchange, ownership, and disposition of the New Securities, or state legal conclusions with respect thereto, is accurate in all material respects.

4.	The New Securities have been duly authorized and executed by, and, assuming the New Securities are duly authenticated by the Trustee, will be entitled to the benefits of the Indenture and will be the valid and binding obligations of, The Hartford, enforceable against The Hartford in accordance with their terms, except as enforceability thereof may be limited by (x) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in law or equity)
The opinions set forth above are subject to the following additional limitations and qualifications:
     (a) Our opinions are subject to the effects of (1) an implied covenant of good faith, reasonableness and fair dealing and (2) limitations with respect to enforceability of provisions providing for indemnification or contribution arising under applicable law (including court decisions) or public policy.
     (b) Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of this Agreement, the Indenture or the New Securities that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by applicable law, (ii) constitute a waiver of inconvenient forum or improper venue, (iii) relate to the subject matter jurisdiction of a court to adjudicate any controversy. In addition, the enforceability of any provision in this Agreement, the Indenture or the New Securities to the effect that (x) the terms thereof may not be waived or modified except in writing, (y) the express terms thereof supersede any inconsistent course of dealing, performance or usage or (z) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances.
     (c) We express no opinion as to whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to any of the Exchange Offer Material or the transactions contemplated thereby.
     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, as currently in effect, in each case that in our experience are normally applicable to transactions of the type contemplated by the Exchange Offer Material without regard to the particular nature of the business conducted by the The Hartford.
     The opinions expressed herein are solely for your benefit and, without our prior written consent, neither our opinions nor this opinion letter may be disclosed to or relied upon by any other person. This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may alter, affect or modify the opinions expressed herein.
     In addition, Debevoise & Plimpton LLP shall provide a separate letter to the effect that, based exclusively on the telephone advice of the staff of the Commission, the Registration Statement has become effective under the Securities Act and, to its knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for such purpose are pending before the Commission.